UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 8, 2011

 CREXUS INVESTMENT CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-34451	26-2652391
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas
Suite 2902
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (646) 829-0160

No Change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously announced, on March 18, 2011, certain subsidiaries of CreXus Investment Corp. ( “we”, “us”, or the “Company”) entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with Barclays Capital Real Estate Inc. and Barclays Capital Real Estate Finance Inc. (the “Seller”). Pursuant to the Asset Purchase Agreement, we agreed to purchase a portfolio of 30 commercial real estate assets relating to 17 underlying properties or groups of properties. As previously disclosed, the aggregate original purchase price of the portfolio was approximately $586 million, payable in cash, which is adjustable based on the outstanding principal balance due at the closing of each asset. One of the assets has since been prepaid by the borrower. The aggregate purchase price for the remaining 29 assets is approximately $570 million.

On April 8, 2011, we purchased 28 of the remaining 29 assets, for approximately $530 million in cash. The assets purchased include commercial mortgage loans, subordinate notes and mezzanine loans related to the properties in the portfolio. We and the Seller are working toward consummating the sale of the remaining asset, and expect to purchase this asset in the second quarter of 2011.

The purchase price for the assets was negotiated on an arm’s length basis. The purchase price for the assets was funded by the proceeds of the Company’s previously disclosed underwritten public offering and concurrent private placement, both of which closed on April 1, 2011.

The Seller is an affiliate of Barclays Capital Inc. (“Barclays”). Barclays was an underwriter of the public offering, and has also engaged, and may in the future engage, in investment banking and other commercial dealings in the ordinary course of business with the Company.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CreXus Investment Corp.

	By:	/s/ Daniel Wickey
Name: Daniel Wickey
Title: Chief Financial Officer

Date: April 11, 2011